Exhibit 8.1

December 20, 2021

Dakota Territory Resource Corp.

106 Glendale Dr., Suite A

Lead, S.D. 57754

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Dakota Territory Resource Corp., a Nevada corporation (the “Company”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 10, 2021, by and among the Company, JR Resources Corp., a Nevada corporation (“JR”), DGC Merger Sub I Corp., a Nevada corporation and a direct, wholly-owned subsidiary of JR (“Merger Sub 1”), and DGC Merger Sub II LLC, a Nevada limited liability company and a direct, wholly-owned subsidiary of JR (“Merger Sub 2”), pursuant to which (i) Merger Sub 1 will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of JR (the “First Merger”), and (ii) as soon as practicable following the effective time of the First Merger, the Company will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly-owned subsidiary of JR (the “Second Merger,” and together with the First Merger, the “Mergers”). In connection with the registration statement on Form S-4 filed by JR with the Securities and Exchange Commission (the “SEC”) on October 25, 2021 (as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Mergers.

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by JR and the Company, including those set forth in letters dated as of the date hereof from an officer of each of JR and the Company (the “Officer’s Certificates”). For purposes of rendering our Opinion, we have assumed that such statements and representations are and will continue to be accurate and complete without regard to any qualification as to knowledge, belief, intent or otherwise. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by JR and the Company, including those set forth in the Officer’s Certificates. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Officer’s Certificates, the Registration Statement, or in any other document. We have also assumed that the Mergers will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement, and that none of the terms or conditions contained therein will be waived or modified.

Dakota Territory Resource Corp.

December 20, 2021

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and to perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which our Opinion is based or any material change in the documents referred to above could affect our conclusion herein. There can be no assurance, moreover, that our Opinion will be accepted by the IRS or, if challenged, by a court.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Mergers for Dakota Stockholders,” we are of the opinion that, under current law, the Mergers, taken together, will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Dakota Territory Resource Corp.

December 20, 2021

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement or any transaction related thereto. Our Opinion has been prepared in connection with the Mergers and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our Opinion is being delivered prior to the consummation of Dakota Territory Resource Corp. the proposed transactions and therefore is prospective and dependent on future events. Our Opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

We consent to the use of our name in the Registration Statement and to the filing of our Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP